As filed with the Securities and Exchange Commission on December 9, 2025

Registration No. 333-186857

Registration No. 333-193867

Registration No. 333-219192

Registration No. 333-231623

Registration No. 333-256089

Registration No. 333-261407

Registration No. 333-271076

Registration No. 333-287732

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-186857

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193867

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219192

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231623

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256089

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-261407

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271076

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-287732

UNDER

THE SECURITIES ACT OF 1933

PROS Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0168604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Kirby Drive, Suite 600, Houston, TX	77098
(Address of Principal Executive Offices)	(Zip Code)

PROS HOLDINGS, INC. 2007 EQUITY INCENTIVE PLAN

PROS HOLDINGS, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN, AS AMENDED

2021 EQUITY INDUCEMENT PLAN, AS AMENDED

(Full title of the plans)

Damian W. Olthoff

General Counsel and Secretary

PROS Holdings, Inc.

3200 Kirby Drive, Suite 600

Houston, Texas 77098

(Name and address of agent for service)

(713) 335-5151

(Telephone number, including area code, of agent for service)

Copies to:

John J. Gilluly III, PC

Jeffrey Scharfstein, P.C.

Brent L. Bernell

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, Texas 78701

(512) 457-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (the “Amendments”) filed by PROS Holdings, Inc., a Delaware corporation (the “Registrant”), terminate all offerings and deregister all shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), that remain unsold or otherwise unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-186857), filed with the SEC on February 25, 2013, registering 900,000 Shares issuable under the PROS Holdings, Inc. 2007 Equity Incentive Plan, as amended by that Post-Effective Amendment No. 1 to Form S-8 (File No. 333-186857), filed with the SEC on February 26, 2013.

•

Registration Statement on Form S-8 (File No. 333-193867), filed with the SEC on February 11, 2014, registering 900,000 Shares issuable under the PROS Holdings, Inc. 2007 Equity Incentive Plan and 500,000 Shares issuable under the PROS Holdings, Inc. 2013 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (File No. 333-219192), filed with the SEC on July 7, 2017, registering 2,500,000 Shares issuable under the PROS Holdings, Inc. 2017 Equity Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-231623), filed with the SEC on May 20, 2019, registering 2,050,000 Shares issuable under the PROS Holdings, Inc. 2017 Equity Incentive Plan, as amended.

•

Registration Statement on Form S-8 (File No. 333-256089), filed with the SEC on May 13, 2021, registering 3,100,000 Shares issuable under the PROS Holdings, Inc. 2017 Equity Incentive Plan, as amended and 500,000 Shares issuable under the PROS Holdings, Inc. 2013 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (File No. 333-261407), filed with the SEC on November 30, 2021, registering 332,004 Shares issuable under the 2021 Equity Inducement Plan.

•

Registration Statement on Form S-8 (File No. 333-271076), filed with the SEC on April 3, 2023, registering 2,900,000 Shares issuable under the Amended and Restated 2017 Equity Incentive Plan, as amended.

•

Registration Statement on Form S-8 (File No. 333-287732), filed with the SEC on June 3, 2025, registering 3,000,000 Shares issuable under the Amended and Restated 2017 Equity Incentive Plan, as amended and 789,176 Shares issuable under the 2021 Equity Inducement Plan, as amended.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 22, 2025, among the Registrant, Portofino Parent, LLC, a Delaware limited liability company (“Parent”), and Portofino Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned direct subsidiary of Parent. The Merger became effective on December 9, 2025.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 9, 2025:

PROS HOLDINGS, INC.

By:	/s/ Damian W. Olthoff
	Name:	Damian W. Olthoff
	Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.